Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACT:
Martha L. Hough	LHA
VP Finance & Investor Relations	Jody Cain (jcain@lhai.com)
(858) 314-5824	Bruce Voss (bvoss@lhai.com)
Debra P. Crawford	(310) 691-7100
Chief Financial Officer
(858) 314-5708

For Immediate Release

SANTARUS ADDS FENOGLIDE TO MARKETED PRODUCTS PORTFOLIO

FDA-approved prescription fenofibrate products treat high cholesterol

Affirms 2011 financial guidance and introduces financial outlook for 2012

Conference call to begin at 10:00 a.m. Eastern time on Thursday, December 22, 2011

SAN DIEGO (December 21, 2011) – Santarus, Inc. (NASDAQ: SNTS) today announced that it has entered into an exclusive license agreement with Shore Therapeutics, Inc. to commercialize FENOGLIDE® (fenofibrate) Tablets 40 mg and 120 mg in the U.S. FENOGLIDE is indicated as an adjunct to diet to reduce elevated low-density lipoprotein-cholesterol (LDL-C), total cholesterol, triglycerides and apolipoprotein B (Apo B), and to increase high-density lipoprotein-cholesterol (HDL-C) in adult patients with primary hyperlipidemia or mixed dyslipidemia. FENOGLIDE also is indicated as an adjunct to diet for treatment of adult patients with hypertriglyceridemia.

“FENOGLIDE fits well with the prescribing habits of our called-on physicians as high cholesterol is one of the co-morbid conditions frequently associated with type 2 diabetes,” said Gerald T. Proehl, president and chief executive officer of Santarus. “We have assumed distribution for FENOGLIDE and we expect to commence active promotion of the product in the first quarter of 2012. We are pleased to add a third prescription product to complement our commercial efforts and believe that FENOGLIDE will respond well to increased promotional activity.”

According to IMS Health, sales of FENOGLIDE in the U.S. were $8.7 million for the 12 months ended October 31, 2011. FENOGLIDE was previously promoted by Shionogi Pharma, Inc. (formerly Sciele Pharma, Inc.) from February 2008 to August 2010 and according to IMS Health achieved peak U.S. sales of approximately $23 million for the 12 months ended August 31, 2010. Shore Therapeutics subsequently promoted FENOGLIDE through a small part-time contract sales force.

Under the terms of the license agreement, Santarus will pay Shore an $11 million upfront fee and tiered royalties on net sales of FENOGLIDE. The royalties are 5% on net sales up to $10 million commencing in 2013, a 20% royalty on net sales between $10 million and $20 million, and a 25% royalty on net sales above $20 million, subject to certain potential offsets. Santarus also will be obligated to pay one-time, success-based milestones of $2 million if calendar year net sales equal or exceed $20 million and $3 million if calendar year net sales equal or exceed $30 million. Santarus is responsible for commercial, manufacturing and regulatory activities for FENOGLIDE. Please refer to Santarus’ Current Report on Form 8-K filed today with the Securities and Exchange Commission for additional information on the FENOGLIDE license agreement.

Financial Outlook

For 2011, Santarus is affirming its financial outlook as discussed in its November 7, 2011 third quarter financial results conference call:

•	Total revenues of at least $115 million.

•	2011 license fees and royalties of approximately $18 million, which includes royalties payable to Depomed on net sales of GLUMETZA.

•

R&D expenses of approximately $19 million to $21 million, which includes ongoing clinical development costs, an approximate $2 million filing fee in December 2011 for the UCERIS™ (budesonide) Tablets New Drug Application (NDA) and fourth quarter start-up costs associated with the UCERIS Phase IIIb clinical study.

•	SG&A expenses of up to approximately $68 million.

•	Net income of approximately $3 million.

Santarus is introducing its financial outlook for full year 2012 as follows:

•	Total revenues of approximately $200 million, an increase of approximately 74% over expected 2011 total revenues.

•	Upon acceptance for review of the NDA for UCERIS Tablets, $4 million is payable to Cosmo Technologies Limited. The milestone is payable in cash or Santarus common stock, at Cosmo’s option.

•

Upon successful completion of the ongoing Phase III clinical study for RHUCIN® (recombinant human C1 inhibitor) in treating acute attacks of hereditary angioedema, $10 million is payable to Pharming Group NV.

•

R&D expenses of approximately $30 million to $32 million, of which approximately half will be for expenses associated with the UCERIS Phase IIIb clinical study. Completion of enrollment in the UCERIS Phase IIIb clinical study is expected in the first half of 2013.

•	Net income of approximately $8 million to $11 million, which includes the expense of the above mentioned $4 million and $10 million success-based milestones.

Commencing with 2012, Santarus is also providing additional financial guidance on a non-GAAP basis as follows:

•	Adjusted earnings before interest, tax, depreciation and amortization (EBITDA) of approximately $20 million to $25 million.

Non-GAAP Financial Measures

In this press release, Santarus used adjusted EBITDA as a key operating metric. Adjusted EBITDA is a non-GAAP financial measure. The company believes that the presentation of this non-GAAP financial measure provides useful supplementary information to and facilitates additional analysis by investors. The company uses this non-GAAP financial measure in connection with its own budgeting and planning. This non-GAAP financial measure is in addition to, not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP. Set forth below is a table reconciling the adjusted EBITDA to the company’s GAAP net income guidance for the year ending December 31, 2012.

Santarus, Inc.

Reconciliation of GAAP Net Income to Adjusted EBITDA

Guidance for the Year Ending December 31, 2012

($ in millions)

GAAP net income	$8 - $11
Interest (income) expense	0 - 1
Income tax expense	1
Depreciation and amortization	6
Stock-based compensation	5 - 6

Adjusted EBITDA	$20 - $25

Conference Call

Santarus has scheduled an investor conference call regarding this announcement on Thursday, December 22, 2011 at 10:00 a.m. Eastern time (7:00 a.m. Pacific time). Individuals interested in participating in the call may do so by dialing 888-803-8275 for domestic callers, or 706-643-7736 for international callers. A telephone replay will be available for 48 hours following conclusion of the call by dialing 855-859-2056 for domestic callers, or 404-537-3406 for international callers, and entering reservation code 37737441.

The live conference call also will be available via the Internet by visiting the Investor Relations section of the company’s website at www.santarus.com and a recording of the call will be available on the company’s website for 14 days following the completion of the call.

About FENOGLIDE (fenofibrate) Tablets

FENOGLIDE is a prescription medicine for the treatment of high cholesterol. Along with a healthy diet, FENOGLIDE lowers “bad” cholesterol (LDL-C) and triglycerides and increases “good” cholesterol (HDL-C).

Fenofibrate was not shown to lower the risk of illness and death related to heart disease in patients with diabetes.

Important Safety Information

FENOGLIDE is contraindicated in patients with severe renal dysfunction, including those receiving dialysis, active liver disease, including those with primary biliary cirrhosis and unexplained persistent liver function abnormalities, gallbladder disease, nursing mothers, and in patients with known hypersensitivity to fenofibrate, such as severe skin rashes, Stevens-Johnson syndrome and toxic epidermal necrolysis. FENOGLIDE may increase the effects of coumarin-type anticoagulants. Anticoagulant dosage adjustment based on frequent prothrombin time/International Normalized Ratio determinations is advisable.

Fenofibrate can increase serum transaminases. Regular periodic liver tests should be performed, and therapy discontinued if enzyme levels persist >3 times the normal limit. Fenofibrate may lead to cholelithiasis (gall stones). If cholelithiasis is suspected, gallbladder studies are indicated. Discontinue FENOGLIDE if gallstones are found. Treatment with fenofibrate increases risk of myopathy. Treatment with fenofibrate increases risk of rhabdomyolysis usually in patients with impaired renal function. Muscle pain, tenderness, or weakness warrants prompt medical evaluation. Discontinue FENOGLIDE if markedly elevated CPK levels occur or myopathy is diagnosed. Elevations in serum creatinine have been reported in patients on fenofibrate and levels tend to return to baseline following drug discontinuation.

FENOGLIDE was not shown to reduce coronary heart disease morbidity in a randomized controlled trial in patients with type 2 diabetes mellitus.

The most common adverse events (>2% and at least 1% greater than placebo) are abnormal liver tests, increased AST, increased ALT, increased CPK, and rhinitis. Other adverse events include: pancreatitis, pulmonary embolus, deep vein thrombosis, hypersensitivity reactions, and mild to moderate hematologic changes.

Avoid combination use of FENOGLIDE and HMG-CoA reductase inhibitors due to the increased risk of rhabdomyolysis and myoglobinuria unless the benefit outweighs the risk. Please visit www.Fenoglide.com for Full Prescribing Information.

About Santarus

Santarus, Inc. is a specialty biopharmaceutical company focused on acquiring, developing and commercializing proprietary products that address the needs of patients treated by physician specialists. The company’s current commercial efforts are focused on GLUMETZA® (metformin hydrochloride extended release tablets) and CYCLOSET® (bromocriptine mesylate) tablets, which are indicated as adjuncts to diet and exercise to improve glycemic control in adults with type 2 diabetes.

Santarus also has a diverse development pipeline, including three investigational drugs in Phase III clinical programs: UCERIS™ (budesonide) Tablets for induction of remission of active ulcerative colitis, RHUCIN® (recombinant human C1 inhibitor) for treatment of acute attacks of hereditary angioedema and rifamycin SV MMX® for treatment of travelers’ diarrhea, in addition to other earlier-stage development programs. More information about Santarus is available at www.santarus.com.

Statements included in this press release that are not a description of historical facts are forward-looking statements. These forward-looking statements include statements regarding anticipated financial results and the completion of enrollment in the UCERIS Phase IIIb clinical study. The inclusion of forward-looking statements should not be regarded as a representation by Santarus that its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus’ business, including, without limitation: risks related to the license agreement between Shore and Santarus (including Santarus’ ability to increase market demand and sales of FENOGLIDE products; competition from other products, unexpected adverse side effects or inadequate therapeutic efficacy of FENOGLIDE products; Santarus’ ability to ensure continued supply of FENOGLIDE products in the U.S. market; the scope and validity of patent protection for FENOGLIDE products and the outcome of current patent litigation; and the potential for termination of the license agreement); Santarus’ ability to generate revenues from GLUMETZA and CYCLOSET; Santarus’ ability to successfully advance the development of, obtain regulatory approval for and ultimately commercialize, its development product candidates; Santarus’ ability to maintain patent protection for its products, including the difficulty in predicting the timing and outcome of the GLUMETZA, ZEGERID® and ZEGERID OTC® patent litigation; Santarus’ ability to continue to generate revenues from its branded and authorized generic ZEGERID prescription products and the impact on Santarus’ business and financial condition of the ongoing generic competition for ZEGERID; Santarus’ ability to achieve continued progress under its strategic alliances, and the potential for early termination of, or reduced payments under, these agreements; adverse side effects, inadequate therapeutic efficacy or other issues related to Santarus’ products or products Santarus promotes that could result in product recalls, market withdrawals or product liability claims; competition from other pharmaceutical or biotechnology companies and evolving market dynamics; other difficulties or delays relating to the development, testing, manufacturing and marketing of, and obtaining and maintaining regulatory approvals for, Santarus’ and its strategic partners’ products; fluctuations in quarterly and annual results; and other risks detailed in Santarus’ prior press releases and public periodic filings with the Securities and Exchange Commission.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Santarus®, FENOGLIDE® and UCERIS™ are trademarks of Santarus, Inc. GLUMETZA® is a trademark of Biovail Laboratories International S.r.l. licensed exclusively in the United States to Depomed, Inc. CYCLOSET® is a trademark of VeroScience LLC. MMX® is a trademark of Cosmo Technologies Limited. RHUCIN® is a trademark of Pharming Group NV.

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